Exhibit 99.1

CONTACT:	READ IT ON THE WEB
Paul Goldberg	www.dovercorporation.com
Treasurer & Director of Investor Relations
(212) 922-1640
October 22, 2008
DOVER CORPORATION REPORTS RECORD THIRD QUARTER 2008 RESULTS
New York, New York, October 22, 2008 — Dover Corporation (NYSE: DOV) announced today that for the third quarter ended September 30, 2008, it had earnings from continuing operations of $190.3 million or $1.01 diluted earnings per share (“EPS”), compared to $182.1 million or $0.90 EPS from continuing operations in the prior-year period, representing increases of 5% and 13%, respectively. Revenue for the third quarter of 2008 was $2.0 billion, an increase of 5.4% over the prior-year period, and was driven by organic growth of 2.8%, the impact of foreign currency of 1.8% with the remainder due to net acquisition growth.
Earnings from continuing operations for the nine months ended September 30, 2008 were $525.2 million or $2.76 EPS, compared to $494.6 million or $2.41 EPS in the prior-year period, representing increases of 6% and 14%, respectively. Revenue for the nine month period ended September 30, 2008 was $5.8 billion, up 8% over the prior year period.
Commenting on the third quarter results, Dover’s Chief Executive Officer, Ronald L. Hoffman, said, “We are pleased to report another solid quarter. Our EPS of $1.01 represents a continuation of our strong 2008 performance and is the first time in Dover’s history that quarterly EPS has exceeded $1.00. In addition to our revenue growth, we exhibited operating margin improvement of 30 basis points over last year to 15.9%. We also delivered free cash flow of $306 million in the quarter representing 15.6% of revenue, while our year-to-date free cash flow was $607 million, or 10.4% of revenue.
“We remain committed to our strategy of internal improvement and disciplined capital allocation. Our process improvement programs, with particular focus on global procurement and business integration, helped drive gains in both working capital and inventory turns. We expect these activities to help mitigate the effects of volatile macro market conditions, and to drive even greater results in the future. As for capital allocation, we completed our share repurchase program during the quarter and raised our dividend 25%. We continue to be committed to our conservative financial policy that has allowed us uninterrupted access to the commercial paper market and offers us competitive advantage as we look to grow our business through internal initiatives and acquisitions.
“While we are happy with our third quarter performance, we are also cognizant of the unsettled global economic climate. A number of end-markets served by our Industrial Products and Engineered Systems segments experienced diminished demand as the quarter wore on, and we think these trends will likely continue. However, our management teams have taken appropriate corrective actions, and are prepared to further their efforts to deliver strong results. Overall, our global business mix has held up well and a number of our end-markets remain strong. The relative health of our businesses, coupled with our focused management team, gives us confidence that we will be able to deliver 12% EPS growth for the full year.”

Net earnings for the third quarter of 2008 were $187.7 million or $1.00 EPS, including a net loss from discontinued operations of $2.7 million or $0.01 EPS, compared to net earnings of $174.6 million or $0.86 EPS for the same period of 2007, which included a net loss from discontinued operations of $7.5 million or $0.04 EPS. The net earnings for the nine months ended September 30, 2008 were $470.1 million or $2.47 EPS, including a net loss from discontinued operations of $55.1 million or $0.29 EPS, compared to net earnings of $475.7 million or $2.32 EPS for the same period of 2007, which included a net loss from discontinued operations of $18.9 million or $0.09 EPS.
Dover will host a webcast of its third quarter 2008 conference call at 8:00 A.M. Eastern Time on Wednesday, October 22, 2008. The webcast can be accessed at the Dover Corporation website at www.dovercorporation.com. The conference call will also be made available for replay on the website and additional information on Dover’s third quarter 2008 results and its operating companies can also be found on the Company website.
Dover Corporation, with over $7.5 billion in annual revenues, is a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.
Dover Corporation makes information available to the public, orally and in writing, which may use words like “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans” and “should,” which are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements concerning future events and the performance of Dover Corporation that involve inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, failure to achieve expected synergies, the impact of continued events in the Middle East on the worldwide economy, economic conditions, including the sub-prime lending and credit issues, increases in the cost of raw materials, changes in customer demand, increased competition in the markets served by Dover Corporation’s operating companies, the impact of natural disasters, such as hurricanes, and their effect on global energy markets and other risks. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.